Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-99960, 33-86019, 33-45147, 33-45146, 333-16489, 333-132223 and 333-177837) of Allied Healthcare Products, Inc. of our report dated October 7, 2022, relating to the financial statements, which appear in this Form 10-K.

Our report contains an explanatory paragraph that states that the Company has suffered recurring losses from operations, which raise substantial doubt about its ability to continue as a going concern.

/s/ RubinBrown LLP
St. Louis, Missouri
October 7, 2022